Exhibit 99.1

Toreador Reports First-Quarter 2005 Results & Updates Operational Activities;
Operating Income Increases by $1.8 Million vs. Year-Ago Quarter

      DALLAS, TEXAS — (May 11, 2005) — Toreador Resources Corporation (NASDAQ: TRGL) today reported its first quarter 2005 income applicable to common shares was $1.0 million, or earnings per diluted share of $0.08, compared with income applicable to common shares of $21.8 million, or earnings per diluted share of $1.84, for the first quarter of 2004. Dividends for the first quarter 2005 included a non-cash charge of $498,000, or $0.04 per diluted share. The dividend charge represented the value of common shares issued as an inducement for the conversion of 82,000 shares of Series A-1 Convertible Preferred Stock. The first quarter 2004 earnings per diluted share of $1.84 included a gain on the sale of the company’s U.S. mineral and royalty portfolio of $18 million along with a foreign currency exchange gain of $4.9 million.

      In the first quarter of 2005, Toreador posted operating income of approximately $1.2 million versus an operating loss of $627,000 for the first quarter of 2004. First quarter 2005 oil and gas sales were $6.4 million, compared with $4.3 million for the first quarter of 2004.The increase was primarily due to higher realized oil and natural gas prices, along with increased production.

      Toreador’s operating cash flow (before changes in working capital accounts) increased by $12.9 million to $2.4 million in the first quarter of 2005 versus the year-ago quarter. The company lost 10.5 million in operating cash flow (before changes in working capital accounts) during the first quarter of 2004. See table on page 8 for reconciliation between GAAP and operating cash flow before changes in working capital accounts.

      First quarter 2005 lease operating expenses of $2.1 million increased from lease operating expenses of $1.9 million in the first quarter of 2004 due to increased workover expenses in France. The increased workover activity resulted in company production being lower than anticipated by about 10,000 barrels of oil equivalent (BOE) for the first quarter of 2005.

      “In the first quarter of 2005, Toreador made a concerted effort to maximize ongoing production from our French fields by increasing the level of workover activity,” said G. Thomas Graves III, President and Chief Executive Officer of Toreador. “We expect to reach record levels of daily production in June due to the workovers and the added production from the Charmottes-

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      108 and -110 wells, while lowering the average operating cost per barrel. In addition, we will drill a minimum of four new wells in our Neocomian Field complex later in the year in order to convert existing proved undeveloped locations to the proved producing classification.”In the first quarter of 2005, Toreador’s oil and gas production was 149,000 barrels of oil equivalent (BOE), up 3% from 145,000 BOE in the year-ago quarter.

      Toreador’s average realized oil price in the first quarter of 2005 climbed to $43.49 per barrel from $29.18 per barrel in the year-ago quarter. This represents a 48.7% increase over the same period last year. The average realized gas price in the first quarter of 2005 was $6.17 per thousand cubic feet (Mcf), a 6% increase over the average realized gas price of $5.83 per Mcf in the first quarter of 2004.

OPERATIONS

Turkey — Offshore

      On May 8, 2005, Toreador spudded the Akkaya-1 well, the first of three back-to-back delineation wells to follow upon the gas discovery in the shelf area of the western Black Sea made in September 2004 by the Ayazli-1 well in the company’s South Akcakoca Sub-Basin Project. Drilling and testing of the well should be completed in approximately four weeks. The Akkaya-1 well, which is on trend with and is located about seven miles east of the Ayazli-1 well, is being drilled by the “Prometheus,” the Romanian jackup rig that drilled the Ayazli-1 well.

      Tests of Toreador’s Ayazli-1 indicated that gas was present from 2,122-3,171 feet in the Eocene-age Kursuri formation, the well’s primary objective. Multiple tests resulted in combined flow rates on a 32/64-inch choke of approximately 15 million cubic feet (MMcf) of gas per day with an average flowing wellhead pressure of 824 pounds per square inch.

      The overall development program in the South Akcakoca Sub-Basin is currently ahead of schedule. Since the drilling of the Ayazli-1 in September 2004, a 190 square kilometer 3D survey has been shot and an analysis of the data has been completed. Locations for three initial delineation wells have been selected. In addition, Toreador has the option to drill five additional wells using the same rig that will drill the first three wells. The company has completed construction of two modular caisson production structures that are designed to accommodate up to three wells off of each structure.

      Toreador is also negotiating a contract for a second rig, most likely a semi-submersible, capable of drilling in the Akcakoca formations where water depths of slightly more than 300 feet are beyond the capabilities of the available jackup rig.

      The company estimates that the South Akcakoca Sub-Basin holds the potential for reserves of about 350 billion cubic feet (Bcf) of natural gas based on available geologic and geophysical information. An initial producible reserve base of 80-100 Bcf of gas would justify

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production from the company’s South Akcakoca Sub-Basin in the second-half of 2006 from as many as eight wells. Estimated production from each producing well is 5-7 million cubic feet (MMcf) of gas per day. However, the company cannot be more definitive about the area’s ultimate reserve potential until delineation drilling and testing are completed.

      Toreador is operator and holds a 36.75% working interest in this acreage.

Turkey — Onshore

      In the onshore Sinop area northeast of Ankara on the Black Sea coast, Toreador has begun the re-entry of the Boyabat-2 well. The company estimates this re-entry could identify 60-80 Bcf of potential natural gas reserves. If successful, Toreador expects to offset the re-entry with a development well during the second half of 2005. Toreador operates and holds a 100% working interest in six Sinop permits which cover approximately 720,000 acres.

      Toreador has farmed out a 50% interest in its 844,000-acre Thrace Black Sea permit to HEMA Endustri A.S., (“HEMA”) a major Turkish industrial company. HEMA will pay 100% of the first $1.5 million of the geophysical and exploration costs on this acreage in order to earn its 50% non-operated working interest. Toreador is operator and owns the remaining 50% working interest in this permit.

France

      In the Charmottes Field in the Paris Basin, Toreador has set casing and production tubing on the Charmottes-110 horizontal well, the second of two back-to-back horizontal wells drilled in 2005, which encountered oil shows over 1,978 feet while drilling. On preliminary testing, the well flowed at a rate of 2,264 barrels of oil per day (BOPD) on a 3/4 inch choke. Further testing is now underway on the Charmottes- 110 and -108 wells. Initial oil sales are expected to begin in July at a combined restricted rate of 600 BOPD utilizing temporary production facilities. An evaluation of the sustained production capacity for the two wells will be conducted prior to being connected to Toreador’s recently expanded permanent production facilities.

      Toreador has previously reported that an additional two to four horizontal wells could be drilled in the field. As a result of the success of the Charmottes -108 and -110 wells, construction is underway on a drilling pad located on the southeast flank of the field that will accommodate six wells. Initially, Toreador intends to drill at least one vertical well from the pad in the second half of 2005 to exploit reserves now classified as “probable” in the Donnmarie formation. The company plans to drill two new horizontal wells from the pad in late 2005.

      During the second half of 2005, Toreador is slated to drill at least four exploratory wells on its 183,000-acre Courtenay permit. The company has completed a surface geochemical study that has provided supplemental geophysical and subsurface data enabling Toreador to identify four well locations. Toreador estimates the cost of each Courtenay well will be $250,000-

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300,000. The initial objective on the Courtenay permit will be the Neocomian formation that produces in the company’s four field Neocomian Field Complex. These four fields have cumulatively produced over 30 million barrels of oil and are the longest sustained production in the Paris Basin. At a depth of approximately 1,800 to 2,000 feet, initial Neocomian production ranges from 150-200 BOPD. Per well proved reserves average 300,000 barrels of oil.

      Toreador is operator and owns a 100% working interest in the Charmottes, Neocomian and Courtenay permits.

Romania

      Toreador has completed the re-entry of two of six wells in Phase I on its 1,325-acre Fauresti Block. The second well reentered, the Fauresti-184, flowed at a rate as high as 2.6 MMcf of gas per day during a preliminary testing period. Interpretation of down hole logs has indicated several intervals that will require further testing. Initial work has begun to tie into the regional gathering system. First sales of natural gas are expected to begin in the second half of 2005 after necessary government approvals are obtained. The company plans to initially produce the Fauresti-184 at a rate in excess of 1 MMcf per day.

      Re-entry of the Fauresti-187, the third of six wells in Phase I, is currently underway. The first re-entry, the Fauresti-179, is presently suspended until further testing is completed. The company anticipates re-entering three additional wells and drilling up to two new development wells on the permit this year.

      Toreador also intends to re-enter a well on the Viperesti Permit and will continue to gather geological and geophysical information, as well as reprocess existing seismic data, on both the Viperesti and Moinesti Permits. Toreador is operator of and has a 100% working interest in these Romanian concessions.

United States

      Toreador holds a 17% non-operated working interest in the Cowherd-1 well in Marion County, Texas. Initial testing of the lower Travis Peak formation was completed in April 2005 and indicated an economic natural-gas discovery. Perforations of additional zones will be made following the completion of a pipeline connection. Sales are expected to begin in the third quarter of 2005. Development drilling on the surrounding acreage is planned to begin in 2005.

CONFERENCE CALL

      Toreador will host a conference call with a simultaneous slide show available via the internet on Thursday, May 12th at 3 p.m. Central daylight time (4 p.m. Eastern daylight time) to discuss the previously mentioned first quarter 2005 financial results and current operations.

      Active call participants who wish to ask questions during the conference call should dial toll-free 800-299-9630, passcode 27720438 about 15 minutes before the scheduled conference

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call time to be connected to the call. International callers should dial 617-786-2904, passcode 27720438.

      Those who wish only to listen to the live audio webcast may access the webcast and accompanying slideshow via Toreador’s Internet home page at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link.

      Those unable to participate in the live call may hear a rebroadcast for up to twelve months after the conference call at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link or may dial toll-free 888-286-8010, passcode 95340140 to listen to a replay of the call. International callers should dial 617-801-6888, passcode 9530140.

GUIDANCE

      Future guidance will be limited to operating results exclusively due to the numerous non-operating uncertainties relating to currency fluctuations and dry-hole costs. The following guidance is being provided for the second quarter of 2005:

Production	150 – 160 Mboe

Realized price	$40 – 44 per Boe

Revenues	$6.2 – 7.3 million

Operating income	$1.2 – 2.5 million

ABOUT TOREADOR

      Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company’s web site, www.toreador.net.

      Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the

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company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

      Cautionary Notes to Investors — The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Toreador uses terms such as “probable reserves” and “potential reserves” in this news release, which the SEC’s guidelines strictly prohibit it from including in filings with the SEC. Investors are urged to also consider closely the disclosure in Toreador’s Form 10-K for the fiscal year ended December 31, 2004, available from the company by calling 214.559.3933 or 800.966.2141. This form also can be obtained from the SEC at www.sec.gov.

      The term “potential,” when referring to Toreador’s reserves, represents Toreador management’s current belief or judgment, based on information available to it, regarding the potential reserves that could be recovered or could be recoverable. These numbers should not be viewed as reliable for the purposes of estimating Toreador’s reserves or its prospects. Additionally, the term “potential” has no engineering significance and is not related to the term “possible” as that term may be used by the Society of Petroleum Engineers.

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CONTACTS:

Toreador Resources
Douglas W. Weir, SVP and CFO
214-559-3933 or 800-966-2141

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TOREADOR RESOURCES CORPORATION
(in thousands, except per share amounts)

	Three Months Ended
	March 31
SELECTED FINANCIAL RESULTS	2005	2004
Revenues:
Oil and natural gas sales	$6,414	$4,258
Loss on commodity derivatives	—	(410)
Other revenues	—	14

Total revenues	$6,414	3,862

Costs and expenses:
Lease operating	2,120	1,924
Exploration and acquisition	374	228
Depreciation, depletion, and amortization	917	816
General and administrative	1,804	1,521

Total costs and expenses	5,215	4,489

Operating income (loss)	1,199	(627)
Other income	416	3,971
Provision for (benefit from) income taxes	62	(400)

Income from continuing operations	1,553	3,744
Income from discontinued operations, net of tax	10	18,242

Income	1,563	21,986
Dividends on preferred shares	563	180

Income applicable to common shares	$1,000	$21,806

Basic earnings per share	$0.08	$2.31

Diluted earnings per share	$0.08	$1.84

Weighted average shares outstanding:
Basic	12,801	9,435
Diluted	14,142	11,966

SELECTED OPERATING RESULTS
Production
Oil production (MBbl)	128	122
Natural gas production (MMcf)	125	140
Equivalent production (MBOE)	149	145

Prices
Average oil price per Bbl	$43.49	$29.18
Average natural gas price per Mcf	6.17	5.83
Average equivalent price per BOE	42.59	30.11

	March 31
	2005	2004
OTHER SELECTED INFORMATION
Operating cash flow (before changes in working capital accounts)(a)	$2,373	$(10,538)
Properties and equipment, net	82,328	62,671
Expenditures for properties and equipment	6,210	1,906
Total assets	128,239	84,572
Long-term debt (including current portion)	3,485	2,160
Stockholders’ equity	103,514	54,678

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(a)	We define Operating cash flow as Net cash provided by (used in) operation plus the net increase in operating assets less the net increase in operational liabilities. We believe that Operating cash flow (before working capital changes) is a useful measure, along with measurements under GAAP, in evaluating our financial performance. The following table reconciles Operating cash flow (before working capital changes) to Net cash used in operations for the periods presented:

TOREADOR RESOURCES CORPORATION
(in thousands, except per share amounts)

	Three Months Ended
	March 31
OPERATING RESULTS	2005	2004
Net cash used in operating activities	$(2,199)	$(1,774)
Increase (decrease) in operating assets	3,402	(1,739)
Decrease (increase) in operating liabilities	1,170	(7,025)

Operating cash flow (before working capital changes)	$2,373	$(10,538)